Of the 365,024 shares of common stock shown in Column 2 of Table I:

1) 138,421 shares are held directly.

2) 75,540 shares represent the grant of a performance-based restricted stock unit award that has restrictions that lapse at varying rates based on specified performance-based criteria. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. Shares are earned based on cumulative core EPS for FY12 through FY16. The award has an overdrive feature that provides that if cumulative core EPS for FY12 through FY14 is in excess of a specified amount the reporting person is entitled to additional shares. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met i.e., the full overdrive amount. The award is also subject to vesting conditions tied to continued service; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

3) 10,072 shares represent the remaining portion of a grant of a restricted stock unit award that has restrictions that lapse at the rate of 30 percent of the shares on the 1st anniversary of the date of grant which date of grant was 10/20/11, and 30 percent of the shares on the 2nd anniversary of the date of grant, and the remaining 40 percent of the shares on the 3rd anniversary of the date of grant, provided that in all instances the reporting person is an employee of, or consultant as defined in the relevant Stock Incentive Plan to the Company or subsidiary; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

4) 14,728 shares represent the remaining portion of a grant of a restricted stock unit award that has restrictions that lapse at the rate of 30 percent of the shares on the 1st anniversary of the date of grant which date of grant was 10/16/12, and 30 percent of the shares on the 2nd anniversary of the date of grant, and the remaining 40 percent of the shares on the 3rd anniversary of the date of grant, provided that in all instances the reporting person is an employee of, or consultant as defined in the Plan to the Company or subsidiary; provided, however, that death, disability or for certain retirement events before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

5) 42,090 shares represent the grant of a performance-based restricted stock unit award that has restrictions that lapse at varying rates based on specified performance-based criteria. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. Shares are earned based on cumulative core EPS for FY2013 through FY2017. The award is also subject to vesting conditions tied to continued service; provided, however, that death, disability or for certain retirement events before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

6) 51,130 shares represent the grant of a performance-based restricted stock unit award that has restrictions that lapse at varying rates based on specified performance-based criteria. Each restricted stock unit represents the right to receive one share of Common Stock at vesting. Shares are earned based on cumulative core EPS for FY2015 through FY2016. The award has an overdrive feature that provides that if cumulative core EPS for FY2015 through FY2016 is in excess of a specified amount the reporting person is entitled to additional shares. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met i.e., the full overdrive amount). The award is also subject to vesting conditions tied to continued service; provided, however, that death, disability or for certain retirement events before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.

7) 21,043 shares represent the grant of a restricted stock unit award that has restrictions that lapse at the rate of 30% of the shares on the 1st anniversary of the date of grant (which date of grant was 10/17/13), and 30 percent of the shares on the 2nd anniversary of the date of grant, and the remaining 40 percent of the shares on the 3rd anniversary of the date of grant, provided that in all instances the reporting person is an employee of, or consultant as defined in the Plan to the Company or subsidiary; provided, however, that death, disability or for certain retirement events before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.


8) 12,000 shares represent the grant of a performance-based restricted stock unit award that has restrictions based on specified performance-based criteria.
  Each restricted stock unit represents the right to receive one share of Common Stock at vesting. Shares are earned based upon the NCOI of the classic total
Nypro Division business acquired by Jabil on July 1, 2013 during the one-year performance period beginning September 1, 2013 and ending August 31, 2014. The award has an overdrive feature that provides that if NCOI for the performance period is in excess of a specified amount the reporting person is entitled to additional shares. The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met
  i.e., the full overdrive amount). The award is also subject to vesting conditions tied to continued service; provided, however, that death, disability or retirement before those stated vesting dates will not result in forfeiture of the award or specified portions of the award.